 EXHIBIT 4.1

This SECOND SUPPLEMENTAL INDENTURE (this “Second Supplemental Indenture”), dated as of October 31, 2018, among General Finance Corporation, a Delaware corporation (the “Company”), and Wells Fargo Bank, National Association, as trustee (the “Trustee”).

RECITALS

WHEREAS, the Company and the Trustee are parties to an indenture, dated as of June 18, 2014 (the “Base Indenture”), providing for the issuance by the Company from time to time of its debt securities to be issued in one or more series;

WHEREAS, the Company and the Trustee are parties to a first supplemental indenture to the Base Indenture, dated as of June 18, 2014 (the “First Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), creating a series of debt securities designated as the “8.125% Senior Securities due 2021” (the “Securities”). Capitalized terms used but not defined herein have the meanings given to them in the Indenture;

WHEREAS, Section 9.2 of the Base Indenture provides, among other things, that the Company and the Trustee may amend or supplement the Base Indenture with the consent of the Holders of a majority in principal amount of the then outstanding Securities of each series affected by such amendment or supplement (acting as a separate class);

WHEREAS, pursuant to the terms of the Indenture, the Company desires to amend and supplement Section 1.01 of the First Supplemental Indenture on the terms set forth herein (collectively, the “Amendments”);

 WHEREAS, the Company solicited, and has received, consent to the Amendments from the Holders of at least a majority in principal amount of the outstanding Securities upon the terms set forth in the Company’s Consent Solicitation Statement dated October 16, 2018;

WHEREAS, pursuant to Section 9.2 of the Base Indenture, the Trustee and the Company are authorized to execute and deliver this Second Supplemental Indenture to amend and supplement the First Supplemental Indenture; and

WHEREAS, all actions required to be taken by the Company under the Indenture to make this Second Supplemental Indenture a valid, binding and legal agreement of the Company have been taken.

WHEREAS, this Supplemental Indenture shall not result in a material modification of the Securities for purposes of compliance with the Foreign Account Tax Compliance Act.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the sufficiency and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

Section 1.01 Amendments. Section 1.01 of the First Supplemental Indenture is hereby amended and supplemented as follows:

(a) By adding the following definition:

“Master Lease Agreement” means any master lease agreement or lease agreement as may be entered into from time to time by and among the Company and/or any of its Restricted Subsidiaries, on the one hand, and any lessor or lessors, on the other hand, evidencing a Capitalized Lease Obligation.”

(b) By deleting paragraph (2) of the definition of “Permitted Indebtedness” in its entirety and replacing it with the following:

“Indebtedness incurred pursuant to the Credit Agreement, including any permitted refinancing thereof, in an aggregate principal amount at any time outstanding not to exceed the greater of (i) $300 million (or $325 million upon the exercise of any $25 million accordion increase under the Credit Agreement), less the amount or all required permanent repayments (which are accompanied by a corresponding permanent commitment reduction thereunder) and (ii) the Borrowing Base, including any permitted refinancing thereof;”

(c) By deleting paragraph (24) of the definition of “Permitted Indebtedness” in its entirety and replacing it with the following:

“Indebtedness incurred pursuant to the Master Lease Agreement and any other Capitalized Lease Obligation as the Company and/or its Restricted Subsidiaries may enter into from time to time in an aggregate amount at any time outstanding not to exceed $15 million;”

Section 1.02 Ratification of Indenture. This Second Supplemental Indenture is executed and shall be constructed as an indenture supplement to the Indenture, and as supplemented and modified hereby, the Indenture is in all respects ratified and confirmed, and the Indenture and this Second Supplemental Indenture shall be read, taken and constructed as one and the same instrument.

Section 1.03 Trust Indenture Act Controls. If any provision of this Second Supplemental Indenture limits, qualifies or conflicts with another provision that is required or deemed to be included in this Second Supplemental Indenture by the TIA, the required or deemed provision shall control.

Section 1.04 Notices. All notices and other communications shall be given as provided in the Indenture.

Section 1.05 Governing Law. THIS SECOND SUPPLEMENTAL INDENTURE AND THE SECURITIES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.  EACH OF THE COMPANY, THE TRUSTEE AND THE HOLDERS HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS SECOND SUPPLEMENTAL INDENTURE, THE SECURITIES OR THE TRANSACTION CONTEMPLATED HEREBY.

Section 1.06 Successors. All agreements of the Company in this Second Supplemental Indenture and the Securities shall bind their successors.  All agreements of the Trustee in this Second Supplemental Indenture shall bind its successors.

Section 1.07 Multiple Originals. The parties may sign any number of copies of this Second Supplemental Indenture.  Each signed copy shall be an original, but all of them together represent the same agreement.  One signed copy is enough to prove this Second Supplemental Indenture.  The exchange of copies of this Second Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Second Supplemental Indenture as to the parties hereto and may be used in lieu of the original First Supplemental Indenture for all purposes.  Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

Section 1.08 Headings. The headings of the Sections of this Second Supplemental Indenture have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.

Section 1.09 Trustee Not Responsible for Recitals. The Trustee accepts the amendments of the Indenture effected by this Second Supplemental Indenture, but on the terms and conditions set forth in the Indenture, including the terms and provisions defining and limiting the liabilities and responsibilities of the Trustee.  Without limiting the generality of the foregoing, the recitals contained herein shall be taken as statements of the Company, and the Trustee does not assume any responsibility for their correctness.  The Trustee makes no representations as to (i) the validity or sufficiency of this Second Supplemental Indenture or any of the terms or provisions hereof, (ii) the proper authorization hereof by the Company by action or otherwise, (iii) the due execution hereof by the Company or (iv) the consequences of any amendment herein provided for, and the Trustee makes no representation with respect to any such matters, except that the Trustee represents that it is duly authorized to execute and deliver this Second Supplemental Indenture and perform its obligations hereunder.

Section 1.10 Binding Nature of Supplemental Indenture. The Company hereby represents and warrants that this Second Supplemental Indenture is its legal, valid and binding obligation, enforceable against it in accordance with its terms.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have caused this Second Supplemental Indenture to be duly executed as of the date first written above.

COMPANY: GENERAL FINANCE CORPORATION By: /s/ Christopher A. Wilson Name: Christopher A. Wilson Title: General Counsel, Vice President & Secretary

[Signature Page to Second Supplemental Indenture]

TRUSTEE: WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee By: /s/ Maddy Hughes Name: Maddy Hughes Title: Vice President

[Signature Page to Second Supplemental Indenture]